Exhibit 10.56

HYATT INTERNATIONAL CORPORATION

U.S. RETIREMENT PLAN

NONQUALIFIED DEFERRED COMPENSATION PLAN

ADOPTION AGREEMENT

EFFECTIVE

DECEMBER 31, 2004

(Covering Amounts Earned and Vested in the U.S.)

NONQUALIFIED DEFERRED COMPENSATION PLAN

ADOPTION AGREEMENT

The undersigned Hyatt International Corporation (“Employer”) by execution of this Adoption Agreement hereby establishes this Nonqualified Deferred Compensation Plan (“Plan”) consisting of the Basic Plan Document, this Adoption Agreement and all other Exhibits and documents to which they refer. The Employer makes the following elections concerning this Plan. All capitalized terms used in the Adoption Agreement have the same meaning given in the Basic Plan Document.

Note: Section numbers on this adoption agreement refer directly to section numbers in the basic plan document and therefore are not sequential.

ARTICLE 1

DEFINITIONS

1.07 Compensation. The Employer makes the following modifications to the “gross W-2” definition of Compensation: (choose at least one if modifying Section 1.07):

☐ (a) No Modifications.

☐ (b) Net Compensation. Exclude all elective deferrals to other plans of the Employer described in Section 1.07.

☐ (c) Regular Salary Only. Exclude bonuses, commission and all other Compensation except regular salary.

☐ (d) Bonus and Similar Amounts Only. Exclude all Compensation other than bonus, commission and all similar amounts.

☒ (e) (Specify): SEE EXHIBIT A

1.08 Disability. The Employer defines Disability under the Plan as (choose one):

☐ (a) The Employee’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long-continued and indefinite duration.

☐ (b) Long term disability or any similar term as defined in the Employer’s:

☐ (i) Tax qualified plan (Specify name of plan):

☐ (ii) Long term disability insurance policy (specify name of policy):                                 .

☒ (c) (Specify) SEE EXHIBIT A

1.09 Effective Date. The effective date of the Plan is December 31, 2004

1.17 Plan. The name of the Plan as adopted by the Employer is: Hyatt International Corporation U.S. Retirement Plan

ARTICLE II

PARTICIPATION

2.01 Eligibility. The Employer designates the following Key Employees as eligible to participate in the Plan (choose one):

☐ (a) All Key Employees.

☐ (b) Specify Key Employees by name, job title or classification:                                 .

☒ (c) Those Key Employees specified in Exhibit A.

2.02	Possible Nonuniformity. The nonuniformity provisions of the plan are (choose one):

☒ (a) Not Applicable. The elections made in the Adoption Agreement apply uniformly to all Participants.

☐ (b) Applicable. The Employer elects under Section 2.02 to create a separate Exhibit A for one or more Participants, specifying such Plan terms and conditions as are applicable to a given Participant. The provisions of Exhibit A which are inconsistent with elections made in the Adoption Agreement control as to the Participants specified in Exhibit A. The elections made in the Adoption Agreement control as to all Participants not specified in Exhibit A.

2.03	Elective Deferrals. Elective Deferrals by Participants are (choose one):

☒ (a) Permitted by all Participants.

☐ (b) Permitted as specified in Exhibit A.

☐ (c) Not permitted by any Participant.

Limitation on amount. A Participant’s Elective Deferrals for a Taxable Year are subject to the following limitation(s) (choose one or more):

☐ (d) Maximum deferral amount:                                 .

☐ (e) Minimum deferral amount:                                 .

☒ (f) No limitation.

☐ (g) Limited as specified in Exhibit A.

☐ (h) (Specify limitations):                                 .

Timing of Deferral Election. A Participant must provide the Elective Deferral election to the Employer (choose one):

☒ (i) Within a reasonable time period before the beginning of the Taxable Year for which the Elective Deferral election is to be effective. But see Exhibit A.

☐ (j) No later than                      days before the beginning of the Taxable Year for which the Elective Deferral election is to be effective.

2.04 Employer Contributions. The Employer will make the following Employer Contributions to the Plan (choose one or more):

☒ (a) Specified Amount. During each Taxable Year the Employer will contribute an amount for each Participant equal to (choose one):

☐ (i)     % of the Participant’s Compensation.

☐ (ii) $        .

☒ (iii) (Specify): the amount specified in Exhibit A.

☐ (b) Discretionary Match. Such an amount or percentage (including none) of each Participant’s Elective Deferral for each Taxable Year as the Employer determines from          time to time.

☐ (c) Fixed Match (choose one or more):

☐ (i) An amount equal to     % of each Participant’s Elective Deferrals for each Taxable Year.

☐ (ii) An amount equal to the following percentages for each specified level of a Participant’s elective Deferrals for each Taxable Year:

Elective Deferrals	Matching Percentage

☐ (iii) The Employer in making matching contributions will disregard a Participant’s Elective Deferrals exceeding             (specify percentage or dollar amount of Compensation) for Taxable Year.

☐ (iv) (Specify):                                         .

☐ (d) Specified Amount. The amounts specified in Exhibit A for that Participant.

☐ (e) Discretionary Amount. Such amounts, if any, and for such Participants, as the Employer determines for time to time.

☐ (f) No Employer Contributions.

2.05 Allocation Conditions. To receive an allocation of Employer Contributions, a Participant must satisfy the following conditions during the Taxable Year:

☐ (a) Year of Continuous Employment. The Participant must remain in continuous employment with the Employer for the entire taxable Year.

☒ (b) Specified Conditions. The Participant must satisfy the conditions specified in Exhibit A.

☐ (c) No Allocation Conditions.

☐ (d) (Specify):                                 .

ARTICLE III

VESTING AND FORFEITURE

3.01 Vesting. The following vesting schedules applies to a Participant’s Accrued Benefit (choose one or more):

☐ (a) Immediate Vesting. 100% vested at all times with respect to the entire Accrued Benefit.

☒ (b) Immediate Vesting (Elective Deferrals)/Vesting Schedule (Employer Contributions). 100% vested at all times with respect to the proportion of the Accrued Benefit attributable to the Participant’s Elective Deferrals. The portion of the Participant’s Accrued Benefit attributable to Employer Contributions is subject to the following vesting schedule

	Years of Service	Vesting %
Less than	4	0%
At least	4 but less than 5	25%
At least	5 but less than 6	35%
At least	6 but less than 7	45%
At least	7 but less than 8	55%
At least	8 but less than 9	70%
At least	9 but less than 10	85%
	10 or more	100%

☒ (c) Immediate Vesting: Participant’s Death or Disability. A Participant’s entire Accrued Benefit is 100% vested without regard to Years of Service if the Participant’s termination of employment with the Employer occurs on account (choose one or both):

☒ (i) Death while employed by the Employer.

☐ (ii) Disability.

☐ (d) Specified Vesting. Vesting occurs in accordance with the provisions of Exhibit A to this Adoption Agreement.

☒ (e) (Specified): See Exhibit A.

☐ (f) Forfeiture Provision. Even if a Participant is otherwise 100% vested, forfeiture of his/her entire Accrued Benefit will occur upon:

☐ (i) The Participant’s breach or violation (as determined by the Employer) of any employment, non-competition, trade secrets, non-solicitation, nondisclosure or other similar agreement between the Participant and the Employer.

☐ (ii) The occurrence of any event specified in Exhibit A.

☐ (iii) (Specified):                 .

3.03 Years of Service. One year of service for vesting under the Plan means (choose one):

☐ (a) Taxable Year. A Taxable Year of continuous service with the Employer.

☐ (b) (Specified): See Exhibit A.

3.04 Application of Forfeitures. With respect to the forfeitures, the Employer will (choose one):

☐ (a) Retain all Forfeitures.

☒ (b) Allocation of Forfeitures. Allocate forfeitures to the Accounts of the remaining Participants in the year of forfeiture, in accordance with one of the following methods:

☐ (i) In the same ratio each Participant’s Compensation for the Taxable Year bears to the total Compensation of all Participants for the Taxable Year.

☐ (ii) In the same ratio each Participant’s Account balance at the beginning of the Taxable Year bears to the total Account balances of all Participants for the Taxable Year.

☒ (iii)(Specify): See Exhibit A.

ARTICLE IV

BENEFIT PAYMENTS

4.02 Election. A Participant’s election as to timing and method of payment of his/her vested Accrued Benefits is (choose one):

☐ (a) Irrevocable.

☒ (b) Revocable, but only if (specify): As specified in Sec. 4.02 of Exhibit A.

Cash-out of Benefits. If a Participant’s vested Accrued Benefit (including any remaining installment payment) at any time following termination of employment does not exceed $        , the Employer reserves the right to pay immediately the remaining amount.

4.03 Unforeseeable Emergency. In the event of an unforeseeable emergency as defined in Section 4.03, a Participant (choose one):

☐ (a) Distribution Permitted. May obtain a distribution of all or any part his/her vested Accrued Benefit.

☒ (b) Distribution Not Permitted. May not obtain a distribution of any or all of his/her vested Accrued Benefit.

☐ (c)(Specify):

ARTICLE V

TRUST ELECTION AND INVESTMENTS

5.01 Rabbi Trust·Election.

The Employer will establish the Trust described in Section 5.01 and designated as Exfubit B. The Trust will be identical in form to the Model Rabbi Trust issued by the Internal Revenue Service under Rev. Proc. 92-64, or any successor. The Employer will select among the optional and alternative features available under the Trust, and the Employer will not establish or adopt any other trust under the Plan.

5.02 Investment earnings. The Employer will credit each Participant’s Account with Actual net investment earnings, gain and loss incurred (choose one):

☐	(a) As a result of investment of the Account by the Employer.

☒	(b) As a result of the directed investment by the Participant of his/her own Account among the investment funds chosen by the Employer.

The Employer hereby agrees to the provisions of this Plan, and in witness of its agreement, the Employer, by its duly authorized officers, has executed this Adoption Agreement on December 29, 2004.

Name of Employer:	Hyatt International Corporation
Employer’s EIN:	36-2733216
Signed:	/s/ Leonard W. Stoga
Printed Name:	Leonard W. Stoga
Title:	Senior Vice President Finance

The Trustee(s), by executing this Adoption Agreement on, December 30, 2004 accept(s) the appointment as Trustee of the Trust hereto as Exhibit B.

Name of Trustee(s):	Patricia S. Cain
Signed:	/s/ Patricia S. Cain
Printed Name:
Title:

HYATT INTERNATIONAL CORPORATION

U.S. RETIREMENT PLAN (“Plan”)

(effective December 31, 2004)

ADOPTION AGREEMENT

EXHIBIT A

The provisions of this Exhibit A shall apply to Participants in the Hyatt International Corporation Retirement Plan, as determined in accordance with the provisions set forth herein and in the Nonqualified Deferred Compensation Plan Basic Plan Document and Adoption Agreement. This Exhibit A forms a part of the Plan to which it is attached and its terms shall supersede other provisions of the Plan to the extent such other provisions are inconsistent with this Exhibit A. This Exhibit A is effective December 31, 2004.

1.07(e) – Compensation: The following shall be substituted for the definition of “Compensation” specified in Section 1.07 of the Basic Plan Document:

‘“Compensation’ means the Participant’s W-2 earnings for such Taxable Year as reported to the Internal Revenue Service, plus the amount of elective deferrals not included in W-2 earnings and contributed under the provisions of this Plan or the Hyatt International Corporation Employees Retirement Plan (the “Qualified Plan”), but excluding any amounts not directly related to salary and bonus received for services rendered.”

1.08(c) – Disability or Disabled means the incapacity of a Participant through illness or injury to such an extent that it gives rise to the Participant receiving an income benefit from the Hyatt International Hotels Long Term Disability Plan (or such similar plan serving the same purpose as may be in effect from time to time) (“Long Term Disability Plan”).

2.01(c) – Eligibility: Any Employee who was a Participant in the Hyatt International Hotels Retirement Plan (“HIH Retirement Plan”) on December 31, 2004 and who receives income from sources within the United States (within the meaning of Section 861(a)(3) of the Code), other than a pension, retainer or fee-under contract for special services, shall become a Participant in the Plan effective December 31, 2004. In addition, the following Key Employees are eligible to be selected by the Employer for participation in the Plan on or after December 31, 2004 and for the benefits described in this Exhibit A: individuals designated as Executives who receive income from sources within the United States (within the meaning of Section 861(a)(3) of the Code), other than a pension, retainer or fee under contract for special services. Such individuals shall be eligible to be offered participation in the Plan on the first day of the month coincident with or next following their appointment as an Executive. A participant shall cease to be an active Participant eligible to make elective deferrals and to receive Employer contributions when he or she ceases to be an Executive. A Participant who incurs a Disability shall be eligible to continue participation in the Plan while he or she is disabled and receiving income benefits from the Long Term Disability Benefit until the earlier of his or her death or the first day of the month coincident with or next following his or her 60th birthday.

2.03(i) – Timing of Deferral Election: Notwithstanding Section 2.03 of the Basic Plan Document, Elective Deferral elections shall be permitted in accordance with Q&A-21 of IRS Notice 2005-1.

2.04(a) – Employer Contributions: The amount described in Section 2.04(a) of the Adoption Agreement shall be computed as follows:

Each Participant in the Plan shall receive Employer Contributions based on the following schedule, less the amount paid or payable into the Qualified Plan on such Participant’s behalf for the same Taxable Year, for Taxable Years beginning on or after January 1, 2005:

	Accrued Years of Service
Age of Participant	1-4	5-9	10-14	15-19	20-24	25-29	30+
Under 30	5%	5.5%	6%	—	—	—	—
30-34	6%	6.5%	7%	7.5%	—	—	—
35-39	7%	7.5%	8%	8.5%	9%	—	—
40-44	8%	8.5%	9%	9.5%	10%	11%	—
45-49	9%	9.5%	10%	11%	12%	13%	14%
50-54	11%	12%	13%	14%	15%	16%	17%
55+	18%	18%	18%	18%	19%	20%	21%

For the purpose of determining the applicable percentage from this schedule with respect to any Participant, his or her age and period of Years of Service shall be calculated as of the first day of each calendar quarter. The Employer Contributions payable for the ensuing three month period shall be the monetary amount determined by applying the appropriate percentage to one-quarter of the Participant’s Compensation on the first day of the applicable calendar quarter.

2.05(b) – Allocation Conditions: The Account of a Participant who continues to satisfy the eligibility requirements of Section 2.01(c) shall be credited with Employer Contributions, calculated in accordance with 2.04(a) above, as and when received into the Plan, and the Employer and the Trustee shall not be liable to the Participant for any non-payment or delayed payment of Employer Contributions.

3.01(e) – Vesting: In addition to the events specified in 3.01(c) of the Adoption Agreement, a Participant’s entire Accrued Benefit shall be 100% vested without regard to Years of Service if the Participant’s termination of employment with the Employer occurs on or after the first day of the month coincident with or next following the Participant’s 60th birthday.

3.03(b) – Year of Service: One year of service means a period of 12 consecutive months of employment with the Employer, Associated Employer (as defined in the HIH Retirement Plan) or Company (as defined in the HIH Retirement Plan), beginning on the Participant’s last date of hire, plus service with such other predecessor employer(s) as determined by the Employer in its sole discretion. The transfer of a Participant from the employment of another Associated Employer or Company shall not constitute a break in service.

3.04(b)(iii) – Application of Forfeitures: As of the end of each Taxable Year, the Trustee shall cause a calculation to be made of the assets and liabilities of the Plan as of that date. The amount by which the assets exceed the liabilities shall be deemed to be the Forfeitures existing as of the end of the Taxable Year in question, and shall be returned to the Employer after first offsetting Employer Contributions then payable by the Employer against such Forfeitures.

4.02(b) – Participant Election of Timing and Method: The following provisions shall apply, notwithstanding any provision in Section 4.02 of the Basic Plan Document to the contrary.

The plan will pay to the Participant or his or her Beneficiary, the vested Accrued Benefit held in the Participant’s Account upon the earliest of the following:

1.	the participant’s termination of employment; or

2.	the Participant’s death.

In lieu of the foregoing, if a Participant so elects in accordance with rules established by the Employer, the Plan will pay the Participant’s vested Accrued Benefit to him or her (or his or her Beneficiary, as applicable) on a later date specified by the Participant, but no later than the first day of the month following the Participant’s attainment of age 60. A Participant may revoke the election and make a new election only if (A) the new election is not effective for at least 12 months after the date on which the new election is made, (B) the new election defers payment for at least 5 years from the date such payment would otherwise be made (except for an election change related to death, a “Qualifying Disability” (as hereinafter defined or an unforeseeable emergency and (C) the new election is made not less than 12 months prior to the date of the first scheduled payment. A “Qualifying Disability” means that the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Employer.

Participants may elect from among the following methods of payment, using a form designated for that purpose by the Employer:

1.	lump sum (upon the Participant’s death, benefits are payable in lump sum form only);

2.	annuity payable for the lifetime of the Participant;

3.	annuity payable for the lifetime of the Participant and continuing in full or in part to a named dependent upon the death of the Participant;

4.	annuity payable in such other form as may be required by the participant and agreed to by the Employer; or

5.	any combination of 1. above and 2. or 3. or 4., as applicable (except upon the Participant’s death, when benefits are payable in lump sum form only).

If an annuity form of payment is elected, the Employer shall arrange for annuity contracts between the Participant and a suitable insurance company. Any such annuity contract effected by the Participant shall be the property of the Participant (and the Participant will be subject to tax on the amount paid for such annuity contract), and neither the Trustee nor the Employer nor the Plan shall have any further liability or responsibility with respect to such annuity.

4.07 - Qualified Domestic Relations Orders. The following new Section 4.07 shall be added to the Basic Plan Document:

In the event that a Participant presents the Trustee and Employer with a domestic relations order pertaining to the Participant’s interest under the plan, the Employer or its delegate shall notify the Participant and the alternate payee of its receipt of the order, and shall determine whether the order meets the requirements for a qualified domestic relations order (“QDRO”) as set forth in Section 414(p) of the Code and Section 206(d) of ERISA. If the order meets the requirements for a QDRO, the Trustee and the Employer or its delegate, as applicable, shall take all reasonable steps to ensure that the QDRO is processed appropriately, and that, if appropriate, the amount assigned to the alternate payee under the QDRO is allocated to a separate account for the benefit of the alternate payee. The fees and expenses incurred by the Plan in reviewing, implementing and maintaining the QDRO may be charged proportionately to the Participant’s and alternate payee’s Accounts, as the Employer deems appropriate in its sole discretion. Payment shall be made to the alternate payee upon such date as payment is made to the Participant.

4.08 - Claims Procedures. The following new Section 4.08 shall be added to the Basic Plan Document:

4.08 Claims Procedures. These claims procedures are based on final regulations issued by the Department of Labor and published in the Federal Register on November 21, 2000 and codified at 29 C.F.R. §2560.503-1. If any provision of this section conflicts with the requirements of those regulations, the requirements of those regulations will prevail. For purposes of this section, references to Disability benefit claims are intended to describe claims made by Participants for benefits payable pursuant to Section 4.03(c); but only if and to the extent that such claims require an independent determination by the Employer or its delegate that the Participant is or is not disabled within the meaning of Section 1.08(c). If the Employer’s or its delegate’s determination is based entirely on a Disability determination made by another party, such as the Social Security Administration or another federal or state agency or an insurer with respect to a Disability insurance policy covering the Participant, the Participant’s claim shall not be treated as a

Disability claim for purposes of the special provisions of this section that apply to claims for which an independent determination of Disability is required.

(a)	Initial Claim: A Participant or Beneficiary who believes he or she is entitled to any benefit (a “Claimant”) under this Plan may file a claim with the Employer or a delegate appointed by the Employer. The Employer shall review the claim itself or appoint one of these entities to review the claim

(b)	Benefit Claims that do not Require a Determination of Disability. If the claim is for a benefit other than a Disability benefit, the Claimant shall be notified within ninety (90) days after the claim is filed whether the claim is allowed or denied, unless the Claimant receives written notice from the Employer, or its delegate prior to the end of the ninety (90) day period stating that special circumstances require an extension of the time for decision, such extension not to extend beyond the day which is one hundred eighty (180) days after the day the claim is filed.

(c)	Disability Benefit Claims. In the case of a benefits claim that requires an independent determination by the Plan of a Participant’s Disability status, the Employer or its delegate shall notify the Claimant of the Plan’s adverse benefit determination within a reasonable period of time, but not later than forty-five (45) days after receipt of the claim. If, due to matters beyond the control of the Plan, the Employer or its delegate needs additional time to process a claim, the Claimant will be notified, within forty-five (45) days after the claim is received, of those circumstances and of when the Employer or its delegate expects to make its decisions but not beyond seventy-five (75) days. If, prior to the end of the extension period, due to matters beyond the control of the Plan, a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to one hundred five (105) days, provided that the Employer or its delegate, as applicable, notifies the Claimant of the circumstances requiring the extension and the date as of which the Plan expects to render a decision. The extension notice shall specifically explain the standards on which entitlement to a Disability benefit is based, the unresolved issues that prevent a decision on the claim and the additional information needed from the Claimant to resolve those issues, and the Claimant shall be afforded at least forty-five (45) days within which to provide the specified information.

(d)	Manner and Content of Denial of Initial Claims. If the Employer, administrator or other delegate denies a claim, it must provide to the Claimant, in writing or by electronic communication:

a.	The specific reasons for the denial;

b.	A reference to the Plan provision or insurance contract provision upon which the denial is based;

c.	A description of any additional information or material that the Claimant must provide in order to perfect the claim;

d.	An explanation of why such additional material or information is necessary;

e.	Notice that the Claimant has a right to request a review of the claim denial and information on the steps to be taken if the Claimant wishes to request a review of the claim denial; and

f.	A statement of the participant’s right to bring a civil action under ERISA §501(a) following a denial on review of the initial denial.

In addition, in the case of a denial of Disability benefits on the basis of the Employer’s Administrator’s or other delegate’s independent determination of the Participant’s Disability status, the Employer, Administrator or other delegate, as applicable, will provide a copy of any rule, guideline, protocol, or other similar criterion relied upon in making the adverse determination (or a statement that the same will be provided upon request by the Claimant and without charge).

e.	Review Procedures.

a.	Benefit Claims that do not Require a Determination of Disability. Except for claims requiring an independent determination of a Participant’s Disability status, a request for review of a denied claim must be made in writing to the Employer or its delegate, as applicable, within sixty (60) days after receiving notice of denial. The decision upon review will be made within sixty (60) days after the Employer’s or its delegate’s receipt, as applicable, of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than one hundred twenty (120) days after receipt of a request for review. A notice of such an extension must be provided to the Claimant within the initial sixty (60) day period and must explain the special circumstances and provide an expected date of decision.

The reviewer shall afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information and records and to submit issues and comments in writing to the Employer or its delegate, as applicable. The reviewer shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim regardless whether the information was submitted or considered in the initial benefit determination.

b.	Disability Benefit Claims. In addition to having the right to review documents and submit comments as described in (1) above, a Claimant whose claim for Disability benefits requires an independent determination by the Employer or its delegate, as applicable, of the Participant’s Disability status has at least one hundred eighty (180) days following receipt of a notification of an adverse benefit determination within which to request a review of the initial determination. In such cases, the review will meet the following requirements:

i)	The Plan will provide a review that does not afford deference to the initial adverse benefit determination and that is conducted by an appropriate named fiduciary of the Plan who did not make the initial determination that is subject of the appeal, nor is a subordinate of the individual who made the determination.

ii)	The appropriate named fiduciary of the Plan will consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment before making a decision on review of any adverse initial determination baseD in whole or in part on a medical judgment. The professional engaged for purposes of a consultation in the preceding sentence shall not be an individual who was consulted in connection with the initial determination that is the subject of the appeal or the subordinate of any such individual.

iii)	The Plan will identify to the Claimant the medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the review, without regard to whether the advice was relied upon in making the benefit review determination.

iv)	The decision on review will be made within forty-five (45) days after the Employer’s or its delegate’s receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than ninety (90) days after receipt of a request for review. A notice of such an extension must be provided to the Claimant within the initial forty-five (45) day period and must explain the special circumstances and provide an expected date of decision.

c.	Manner and Content of Notice of Decision on Review. Upon completion of its review of an adverse initial claim determination, the Employer or its delegate, as applicable, will give the Claimant, in writing or by electronic notification, a notice containing:

i)	its decision;

ii)	the specific reasons for the decision;

iii)	the relevant Plan provisions or insurance contract provisions on which its decision is based;

(iv)	a statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information in the Plan’s files which is relevant to the Claimant’s claim for benefits;

v)	A statement describing the Claimant’s right to bring an action for judicial review under ERISA § 502(a); and

vi)	if an internal rule, guideline, protocol or other similar criterion was relied upon in making the adverse determination on review, a statement that a copy of the rule, guideline, protocol or other similar criterion will be provided without charge to the Claimant upon request.

(f) Calculation of Time Periods. For purposes of the time periods specified in this Section, the period of time during which a benefit determination is required to be made begins at the time a claim is filed in accordance with the Plan procedures without regard to whether all the information necessary to make a decision accompanies the claim. If a period of time is extended due to a Claimant’s failure to submit all information necessary, the period for making the determination shall be tolled from the date the notification is sent to the Claimant until the date the Claimant responds.